Exhibit 99.1

Capital Corp of the West Announces Sale of Regency Investment Advisors

        MERCED, Calif., Aug. 13 /PRNewswire-FirstCall/ -- Capital Corp of the West (Nasdaq: CCOW) announced today that it entered into a definitive agreement on July 31, 2004 to sell Regency Investment Advisors (RIA), its wholly owned subsidiary, to Mr. Daniel Ray, the President of RIA. The parties anticipate the sale to close October 15, 2004, after appropriate customer notification.

        Tom Hawker, President and CEO of CCOW said, "The sale is a strategic decision on the part of CCOW, the parent company of County Bank, who will be moving in a different direction for their customers' wealth management needs. We will continue to offer our customers a complete range of investment and trust services through our Wealth Management Division," continued Hawker.

        Daniel Ray, President of Regency Investment Advisors, said, "We welcome this opportunity. After the close of this transaction, both Vice President, Stephen Guinn and Assistant Vice President, Marci Hodges will join me as co-owners of the firm. This management team has worked very hard over the years to build this firm and we look forward to employee ownership. This new structure will help the firm retain current employees and to attract new talent as our firm continues to grow. Most importantly, our clients will not experience any changes in their services."

       About Regency Investment Advisors

        Regency Investment Advisors is a fee-based registered investment advisory firm, regulated by the Securities and Exchange Commission. RIA was established in 1993 by Fresno-based Regency Bank and currently manages over $125 million in client assets. RIA offers money management, investment planning, retirement planning and financial consulting. The firm will retain its associations, affiliations and relationships with professional organizations, retirement administrators, the current custodian and others. RIA is located at 970 W Alluvial, Suite 115, in the new Palm Bluffs development.

        Together, the new management team has over 35 years of financial industry and investment advisory experience. Ray is a Certified Financial Planner (CFP), CSUF graduate and joined RIA in 1995. Guinn is a Certified Investment Management Analyst, (CIMA), UCLA graduate and joined RIA in 1998. Hodges is a CSUF and Cannon Financial Institute's Trust School graduate, and joined RIA in 1993.

       About County Bank

        County Bank is an independent community bank with headquarters in Merced, California. It is a subsidiary of Capital Corp of the West, the largest publicly traded financial services company in the San Joaquin Valley, with assets of more than $1.3 billion. County Bank, which has served as Central California's community bank since 1977, currently has 20 branches, including four commercial lending centers, serving the counties of Fresno, Madera, Mariposa, Merced, Stanislaus, San Francisco, Stockton and Tuolumne. County Bank leads the market in Merced, with a 39.3% market share, and in Mariposa, with a 42.4% market share. It is well diversified and has a loan portfolio mix of 26% commercial loans, 43% real estate loans (primarily commercial), 9% consumer, 11% construction (primarily commercial) and 11% agricultural as of second quarter-end 2004. More than 350 team members live and work in the communities served by County Bank. Additional information about County Bank can be found on the Internet at www.countybank.com.

SOURCE -0-	Capital Corp of the West 08/13/2004
/CONTACT: Thomas T. Hawker, CCOW President/Chief Executive Officer, +1-209-725-2276; or Daniel Ray, President of Regency Investment Advisors, +1-559-438-2640/
/Web site: http://www.ccow.com / (CCOW)
CO: Capital Corp of the West; Regency Investment Advisors; County Bank ST: California IN: FIN SU: TNM